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                                                                    EXHIBIT 23.2

             INDEPENDENT ACCOUNTANTS CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Protocol Communications, Inc.:

     The audits referred to in our report dated April 10, 2000, included the related financial statement schedule as of December 31, 1999, and for the period from June 5, 1998 to December 31, 1998 and for the year ended December 31, 1999, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinions such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG LLP
                                          --------------------------------------

Boston, Massachusetts
April 14, 2000